Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

dated as of July 16, 2015

among

ARCH COAL, INC.,

The Guarantors Party Hereto

and

U.S. Bank National Association,
as Trustee

7.25% Senior Notes due 2020

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is entered into as of July 16, 2015, by and among Arch Coal, Inc., a Delaware corporation (the “Company”), the Guarantors party hereto, and U.S. Bank National Association, in its capacity as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of August 9, 2010, relating to the Company’s 7.25% Senior Notes due 2020 (the “Notes”), as amended and supplemented by the related First Supplemental Indenture dated August 9, 2010 (the “First Supplemental Indenture”), by and among the Company, the Guarantors party thereto and the Trustee (as so amended and supplemented, the “Indenture”);

WHEREAS, Section 902 of the First Supplemental Indenture provides that, with the consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the Notes then outstanding, the Company, the Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the Company desires to enter into, and has requested the Trustee to join with it and the Guarantors in entering into, this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 902 of the First Supplemental Indenture;

WHEREAS, the Company has solicited consents relating to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Confidential Offering Memorandum and Consent Solicitation Statement dated July 2, 2015 (the “Offering Memorandum”), and the related Consent and Letter of Transmittal and the Amended Offer to Exchange dated July 13, 2015 (the “Offer to Exchange”); and

WHEREAS, the Company has (a) received the consents of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, (b) the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate (each as defined in the Indenture) relating to this Supplemental Indenture as contemplated by Section 102 of the First Supplemental Indenture and (c) the Company and Guarantors have satisfied all other conditions required under Article 9 of the Indenture to enable the Company, the Guarantors and the Trustee to enter into this Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.1.  Pursuant to Section 902 of the First Supplemental Indenture, Section 101 of the First Supplemental Indenture is hereby amended by deleting paragraph (t) under “Permitted Liens” in its entirety and replacing it with the following:

(t) Liens not otherwise permitted by clauses (a) through (s) above securing Debt or other obligations in an aggregate principal amount not to exceed $200.0 million at the time such Debt is Incurred.

Section 1.2.  Pursuant to Section 902 of the First Supplemental Indenture, Section 406 of the First Supplemental Indenture is hereby amended by deleting paragraphs (a) and (l) in their entirety and replacing them with the following, respectively:

(a) Debt under Credit Facilities (including, without limitation, the Incurrence of Guarantees thereof) in an aggregate amount at any one time outstanding pursuant to this clause (a) not to exceed the greater of (i) 3,000.0 million, less the aggregate amount of all Net Available Cash from Asset Sales applied by Arch Coal or any Restricted Subsidiary to Repay any such Debt pursuant to Section 4.09 of the Indenture and (ii) an amount equal to 3.0 times Arch Coal’s EBITDA with respect to Arch Coal’s most recent four full fiscal quarters for which internal financial statements of Arch Coal are available, calculated on a pro forma basis consistent with the definition of Consolidated Interest Coverage Ratio;

(l) other Debt of Arch Coal or any Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed the greater of (1) 500.0 million and (2) 5% of Consolidated Net Tangible Assets.

Section 2.  Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 3.  Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 4.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 5.  This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 6.  This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.  This Supplemental Indenture will be effective immediately upon execution by all parties hereto, but the provisions of Section 1 hereof will not be operative until all of the Notes that have been tendered prior to the date of this Supplemental Indenture have been accepted for exchange and exchanged in accordance with the terms of the exchange offer and consent solicitation set forth in the Offering Memorandum or the Offer to Exchange, as applicable.

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Section 7.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

Arch Coal, Inc.,

as Issuer

By:	/s/ Matt Giljum
	Name:	Matt Giljum
	Title:	Vice President — Finance and Treasurer

[Company’s Signature Page to the Supplemental Indenture]

4

ACI Terminal, LLC

Allegheny Land Company

Arch Coal Sales Company, Inc.

Arch Coal West, LLC

Arch Development, LLC

Arch Energy Resources, LLC

Arch of Wyoming, LLC

Arch Reclamation Services, Inc.

Arch Western Acquisition Corporation

Arch Western Acquisition, LLC

Arch Western Bitumunous Group, LLC

Arch Western Finance, LLC

Arch Western Resources, LLC

Ark Land Company

Ark Land KH, Inc.

Ark Land LT, Inc.

Ark Land WR, Inc.

Ashland Terminal, Inc.

Bronco Mining Company, Inc.

Catenary Coal Holdings, Inc.

Coal-Mac, Inc.

CoalQuest Development LLC

Cumberland River Coal Company

Hawthorne Coal Company, Inc.

Hunter Ridge, Inc.

I-1

Hunter Ridge Coal Company

Hunter Ridge Holdings, Inc.

ICG, Inc.

ICG, LLC

ICG Beckley, LLC

ICG East Kentucky, LLC

ICG Eastern, LLC

ICG Eastern Land, LLC

ICG Illinois, LLC

ICG Knott County, LLC

ICG Natural Resources, LLC

ICG Tygart Valley, LLC

International Coal Group, Inc.

Juliana Mining Company, Inc.

King Knob Coal Co., Inc.

Lone Mountain Processing, Inc.

Marine Coal Sales Company

Melrose Coal Company, Inc.

Mingo Logan Coal Company

Mountain Coal Company, L.L.C.

Mountain Gem Land, Inc.

Mountain Mining, Inc.

Mountaineer Land Company

Otter Creek Coal, LLC

Patriot Mining Company, Inc.

Powell Mountain Energy, LLC

Prairie Holdings, Inc.

Shelby Run Mining Company, LLC

Simba Group, Inc.

Thunder Basin Coal Company, L.L.C.

Triton Coal Company, L.L.C.

Upshur Property, Inc.

Vindex Energy Corporation

Western Energy Resources, Inc.

White Wolf Energy, Inc.

Wolf Run Mining Company

(as Guarantors)

By:	/s/ Matt Giljum
	Name:	Matt Giljum
	Title:	Vice President and Treasurer

[Guarantor’s Signature Page to the Supplemental Indenture]

U.S. Bank National Association, as Trustee

By:	/s/ Cheryl A. Rain
	Name:	Cheryl A. Rain
	Title:	Vice President

[Trustee’s Signature Page to the Supplemental Indenture]